Exhibit 6(iii) under Form N-1A
                                       Exhibit 1 under Item 601/Reg. S-K

                                    Exhibit D

                                     to the

                             Distributor's Contract



                  FEDERATED MUNICIPAL OPPORTUNITIES FUND, INC.



                                 Class F Shares



          The following provisions are hereby incorporated and made part of the Distributor's Contract dated July 17, 1996, between Federated Municipal Opportunities Fund, Inc. and Federated Securities Corp. with respect to the Class of the Fund set forth above:

   1. The Trust hereby appoints FSC to select a group of financial institutions ("Financial Institutions") to sell shares of the above-listed series and Class ("Shares"), at the current offering price thereof as described and set forth in the prospectuses of the Trust.

   2. FSC will enter into separate written agreements with various firms to provide the services set forth in Paragraph 1 herein. During the term of this Agreement, the Trust will reimburse FSC for payments made by FSC to obtain services pursuant to this Agreement, a monthly fee computed at the annual rate of up to .25 of 1% of the average aggregate net asset value of the Shares held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month. The fees paid hereunder shall be in an amount equal to the aggregate amount of periodic fees paid by FSC to Financial Institutions pursuant to Paragraph 3 herein.

   3. FSC, in its sole discretion, may pay Financial Institutions a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by the Trust's Board of Trustees.

   4. FSC may from time-to-time and for such periods as it deems appropriate reduce its compensation to the extent any Class' expenses exceed such lower expense limitation as FSC may, by notice to the Corporation, voluntarily declare to be effective.

   5. FSC will prepare reports to the Board of Trustees of the Trust on a quarterly basis showing amounts paid to the various firms and the purpose for such payments.

   6. In the event any amendment to this Agreement materially increases the fees set forth in Paragraph 2, such amendment must be approved by a vote of a majority of the outstanding voting securities of the appropriate Fund or Class.

         In consideration of the mutual covenants set forth in the Distributor's Contract dated July 17, 1996 between Federated Municipal Opportunities Fund, Inc. and Federated Securities Corp., Federated Municipal Opportunities Fund, Inc. executes and delivers this Exhibit on behalf of the Funds, and with respect to the Class F Shares first set forth in this Exhibit.

         Witness the due execution hereof this 17th day of July, 1996.



ATTEST:                             Federated Municipal Opportunities Fund, Inc.





/s/  John W. McGonigle                    By:  /s/ Richard B. Fisher

     Secretary                                    President

(SEAL)



ATTEST:                                   FEDERATED SECURITIES CORP.





/s/ Byron f. Bowman                       By:  /s/  Edward C. Gonzales

     Secretary                                Executive Vice President

(SEAL)